EXHIBIT 10.2

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

FOR THE PVF CAPITAL CORP. 2008 EQUITY INCENTIVE PLAN

This Award Agreement is provided to [—] (the “Participant”) by PVF Capital Corp. (the “Company”) as of September 16, 2010, the date the Compensation Committee of the Board of Directors (the “Committee”) granted the Participant the right and option to purchase Shares pursuant to the PVF Capital Corp. 2008 Equity Incentive Plan (the “2008 Plan”), subject to the terms and conditions of the 2008 Plan and this Award Agreement:

1.	Option Grant:	You have been granted a Nonqualified Stock Option (referred to in this Agreement as your “Option”).

2.	Number of Shares Subject to Your Option:	30,000 shares of Common Stock (“Shares”), subject to adjustment as may be necessary pursuant to Article 10 of the 2008 Plan.

3.	Grant Date:	December 29, 2010

4.	Exercise Price:	You may purchase Shares covered by your Option at a price of $1.7899 per Share.

Subject to Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

Percentage of Options Vesting	Number of Options Vesting	Vesting Date
33%	10,000	December 29, 2011
33%	10,000	December 29, 2012
34%	10,000	December 29, 2013

IN WITNESS WHEREOF, PVF Capital Corp., acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.

PVF CAPITAL CORP.

By:
On behalf of the Compensation Committee

Accepted by Participant:

[—]

, 2011
Date

TERMS AND CONDITIONS

1.	Grant of Option. The Grant Date, Exercise Price and number of Shares subject to your Option are stated on page 1 of this Award Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2008 Plan. The Option is not intended to constitute an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.	Vesting of Options. The Option shall vest (become exercisable) as follows:

(a)	If applicable, as to the percentages of Shares subject to your Option specified in the vesting schedule on page 1 of this Award Agreement, on the respective vesting dates specified in the vesting schedule on page 1; provided you are then still employed by or in the service of the Company or an Affiliate on such date(s). Notwithstanding the foregoing, no Shares subject to the Option shall vest to the extent that, on the date on which such Shares subject to the Option would otherwise vest (each, a “Vesting Date”), either PVF Capital Corp. (“Holding Company”) or Park View Federal Savings Bank (“Bank”) has not attained the minimum regulatory capital levels and asset quality levels set forth in the Cease and Desist Order by and between the Office of Thrift Supervision and the Holding Company dated October 19, 2009 or the Cease and Desist Order by and between the Office of Thrift Supervision and the Bank dated October 19, 2009, respectively (collectively, the “Vesting Conditions”). Any Shares subject to your Option that do not vest because the Vesting Conditions have not been satisfied, shall not be forfeited, but may vest on any succeeding vesting date, to the extent that such Vesting Conditions have been satisfied on such date; provided, however, that if, on the last vesting date, the Vesting Conditions have not been satisfied, the Option shall be canceled and terminated with respect to all unvested Shares.

(b)	Upon termination of your employment by reason of death or Disability, provided that the Vesting Conditions have been satisfied upon your termination of employment by reason of death or Disability.

(c)	Upon a Change in Control (as defined in the 2008 Plan), provided that the Vesting Conditions have been satisfied upon the Change in Control.

3.	Term of Options and Limitations on Right to Exercise. The term of the Option will be for a period of ten (10) years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the vested portion of your Option will lapse twelve (12) months after the date of your death, if you die while employed. Upon your death, your beneficiary (designated pursuant to the terms of the 2008 Plan) may exercise your Option.

4.	Exercise of Option. You may exercise your Option by providing:

(a)	a written notice of intent to exercise in the form specified by the Committee from time to time; and

(b)	payment to the Company in full for the Shares subject to the exercise (unless the exercise is a cashless exercise). Payment for such Shares can be made in cash, Company common stock (“stock swap”), a combination of cash and Company common stock or by means of “cashless exercise” (if permitted by the Committee).

5.	Beneficiary Designation. You may, in the manner determined by the Committee, designate a beneficiary to exercise your rights under the 2008 Plan and to receive any distribution with respect to this Option upon your death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the 2008 Plan is subject to all terms and conditions of this Award Agreement and the 2008 Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If you have not designated a beneficiary or none survives you, the Option may be exercised by the legal representative of your estate, and payment will be made to your estate. You may change or revoke a beneficiary designation at any time, provided the change or revocation is filed with the Company.

6.	Withholding. Upon exercise of the Option, you will recognize income equal to the excess of the Fair Market Value of Share on the date of exercise over the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised. Upon exercise, the Committee is entitled to require as a condition of exercise: (i) that you remit an amount sufficient to satisfy any and all federal, state and local (if any) tax withholding requirements and employment taxes (i.e., FICA and FUTA), (ii) that the withholding of such sums come from compensation otherwise due to you or from Shares due to you under the 2008 Plan, or (iii) any combination of the foregoing. Any withholding shall comply with Rule 16b-3 or any amendments or successive rules. Outside Directors of the Company are self-employed and not subject to tax withholding.

7.	Limitation of Rights. This Option does not confer on you or your beneficiary any rights as a shareholder of the Company unless and until Shares are in fact issued in connection with the Option exercise. Nothing in this Award Agreement will interfere with or limit in any way the right of the Company or any Affiliate to terminate your service at any time, nor confer upon you any right to continue in the service of the Company or any Affiliate.

8.	Stock Reserve. The Company shall, at all times during the term of this Award Agreement, reserve and keep available a sufficient number of Shares to satisfy the requirements of this Award Agreement.

9.	Restrictions on Transfer and Pledge. You may not pledge, encumber, or hypothecate your rights or interests in this Option to or in favor of any party other than the Company or an Affiliate, and the Option shall not be subject to any lien, obligation, or liability of the Participant to any other party other than the Company or an Affiliate. You may not assign or transfer the Option, other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code, if such Section applied to an Option under the 2008 Plan. Only you or a permitted transferee may exercise the Option during your lifetime.

10.	Plan Controls. The terms contained in the 2008 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2008 Plan. In the event of any actual or alleged conflict between the provisions of the 2008 Plan and the provisions of this Award Agreement, the provisions of the 2008 Plan will control.

11.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2008 Plan.

12.	Severability. If any one or more of the provisions contained in this Award Agreement is invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in the Award Agreement.

13.	Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

PVF Capital Corp.

30000 Aurora Road

Solon, Ohio 44139

Attn: Compensation Committee of the Board of Directors

or any other address designated by the Company in a written notice to the Participant. Notices to you will be directed to your address, then currently on file with the Company, or to any other address that you provide in a written notice to the Company.

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